Exhibit 4.1

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL TO THE HOLDER (IF REQUESTED BY THE COMPANY), IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

ENDRA LIFE SCIENCES Inc.

Senior Secured Convertible Note

Issuance Date: June 28, 2018	Principal Amount: U.S. $[______]

FOR VALUE RECEIVED, ENDRA Life Sciences Inc., a Delaware corporation (the “Company”), hereby promises to pay to the order of [_______] or its registered assigns (“Holder”) the amount set out above as the Principal Amount (the “Principal”) when due, whether upon the Maturity Date (as defined below), acceleration, prepayment or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on the outstanding Principal at the applicable Interest Rate (as defined below) from the date set out above as the issuance date (the “Issuance Date”) until the same becomes due and payable, whether upon the Maturity Date or acceleration, conversion, prepayment or otherwise (in each case in accordance with the terms hereof). This Senior Secured Convertible Note (including all Senior Secured Convertible Notes issued in exchange, transfer or replacement hereof, this “Note”) is one of an issue of Senior Secured Convertible Notes issued pursuant to the Securities Purchase Agreement (as defined below) on the Closing Date (as defined below) (collectively, the “Notes” and such other Senior Secured Convertible Notes, the “Other Notes”). Certain capitalized terms used herein are defined in Section 23.

1.           PREPAYMENT. The Company may not, at any time prior to the Maturity Date, prepay this Note in full, or in part.

2.      INTEREST RATE; PAYMENT. So long as no Event of Default shall have occurred and be continuing, Interest on this Note shall accrue at the applicable Interest Rate (as defined below). Interest will be paid in arrears on the outstanding principal amount on the three month anniversary of the making of this Note and each three month period thereafter and on the Maturity Date or on the date of conversion in full of this Note. If an Event of Default shall have occurred and be continuing, the Interest Rate shall automatically be increased to fifteen percent (15%) simple interest during the period of such Event of Default, until such Event of Default is later cured. Interest due on this Note shall be computed on the basis of a 365-day year.

3.           CONVERSION OF NOTES. The principal amount of the Note, and not the Interest, shall be convertible into validly issued, fully paid and non-assessable shares of Common Stock (as defined below), on the terms and conditions set forth in this Section 3.

(a)           Mandatory Conversion – Qualified Financing. Upon consummation of a Qualified Financing (as defined below), this Note shall automatically convert, through no further action on the part of the Company or the Holder, into that number of shares of Common Stock equal to the quotient of (A) the Conversion Amount (as defined below) divided by (B) the Conversion Price (as defined below).

(b)           Mandatory Conversion – Election of the Holders. At any time after the Issuance Date and until three (3) calendar days prior to the consummation of the Qualified Financing, if the holders as a group of not less than a majority of the aggregate principal amount of all Notes then outstanding (the “Required Note Holders”) notify the Company in writing of their election to convert all of the Notes, then this Note shall automatically convert, through no further action on the part of the Company or the Holder, into that number of shares of Common Stock equal to the quotient of (A) the Conversion Amount divided by (B) the Conversion Price.

(c)           Optional Conversion. At any time after the Issuance Date and until three (3) calendar days prior to the consummation of the Qualified Financing, the Holder shall be entitled to convert this Note into that number of shares of Common Stock equal to the quotient of (A) the Conversion Amount divided by (B) the Conversion Price.

(d)           Optional Conversion - Event of Default. Notwithstanding anything in this Note to the contrary, if a material Event of Default shall have occurred and be continuing, the Holder shall be entitled to convert this Note into that number of shares of Common Stock equal to the quotient of (A) the Conversion Amount divided by (B) the Conversion Price.

(e)           Mechanics of Conversion.

(i)           Conversion; Issuance of Shares. To convert this Note pursuant to Sections 3(b), 3(c) or 3(d) above into shares of Common Stock on any date (a “Conversion Date”), the Holder shall deliver (whether via facsimile or otherwise) a copy of a properly and fully-completed and executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company. On or before the second Business Day following the date of receipt of such Conversion Notice, the Company shall transmit by facsimile or email (by attachment in PDF format) an acknowledgment of confirmation, in the form attached hereto as Exhibit II, of receipt of such Conversion Notice to the Holder and the Company’s transfer agent (the “Transfer Agent”). On or before the third Business Day following the date of receipt of a Conversion Notice but subject to the surrender for cancellation by the Holder of the original Note (or, if applicable, a Lost Note Affidavit (defined below)), or the triggering of a mandatory conversion pursuant to Section 3(a) or 3(b) above, the Company shall instruct the Transfer Agent to issue and deliver (via reputable overnight courier) to the Holder a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled, with the legends required by the Securities Purchase Agreement or applicable law.

(ii)           Registration; Book-Entry. The Company shall maintain a register (the “Register”) for the recordation of the names and addresses of the registered holders of each Note and the principal amount of the Notes held by such holders (the “Registered Notes”). The entries in the Register shall be conclusive and binding for all purposes absent manifest error. The Company and the holders of the Notes shall treat each Person whose name is recorded in the Register as the owner of a Note for all purposes (including, without limitation, the right to receive payments of Principal and Interest hereunder and the right to receive shares of Common Stock upon conversion hereof) notwithstanding notice to the contrary. A Registered Note may be assigned, transferred or sold in whole or in part only by registration of such assignment or sale on the Register. Subject to the satisfaction of applicable law and any restrictions that have been mutually agreed by the Company and the initial purchaser of this Note (which shall be binding upon the Holder hereof), upon receipt by the Company of the registered Holder’s written request to assign, transfer or sell all or part of any Registered Note by the holder thereof accompanied by this original Note for cancellation (or a Lost Note Affidavit, if applicable), the Company shall record the information contained therein in the Register and issue one or more new Registered Notes in the same aggregate principal amount as the unrepaid and unconverted principal amount of the surrendered Registered Note to the designated assignee or transferee pursuant to Section 12, provided that if the Company does not so record an assignment, transfer or sale (as the case may be) of all or part of any Registered Note within two (2) Business Days of its receipt of such a proper request, then the Register shall be automatically updated to reflect such assignment, transfer or sale (as the case may be).

(iii)           No Fractional Shares; Transfer Taxes. The Company shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share. The Company shall pay any and all transfer, stamp, issuance and similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon any conversion.

(f)           Holder’s Exercise Limitations. The Company shall not effect any exercise of this Note, and Holder shall not have the right to exercise any portion of this Note, pursuant to Section 3 or otherwise, to the extent that after giving effect to such issuance after exercise, the Holder (together with the Holder’s Affiliates (as defined below), and any other persons acting as a group together with the Holder or any of the Holder’s Affiliates), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates shall include the number of shares of Common Stock issuable upon exercise of this Note with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Note beneficially owned by the Holder or any of its Affiliates and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other common stock equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this Section 1(B), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 3(f) applies, the determination of whether this Note is exercisable (in relation to other securities owned by the Holder together with any Affiliates) and of which portion of this Note is exercisable shall be in the sole discretion of the Holder, and the submission of a notice of exercise shall be deemed to be the Holder’s determination of whether this Note is exercisable (in relation to other securities owned by the Holder together with any Affiliates) and of which portion of this Note is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 3(f), in determining the number of outstanding shares of Common Stock, Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the SEC, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Company’s transfer agent setting forth the number of shares of Common Stock outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Note, by the Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of this Note. The Holder, upon not less than 61 days’ prior notice to the Company, may decrease the Beneficial Ownership Limitation provisions of this Section 3(f). Any such decrease will not be effective until the 61st day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 3(f) to correct this paragraph which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Note. “Affiliate” means any person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person as such terms are used in and construed under Rule 405 under the Securities Act.

4.           RIGHTS UPON EVENT OF DEFAULT.

(a)           Event of Default. Each of the following events shall constitute an “Event of Default”:

(i)           the Company’s failure to convert this Note in strict compliance with Section 3, provided that there shall be no Event of Default during any period of good faith disagreement regarding whether the Holder has satisfied all requirements to require conversion of the Note pursuant to Section 3 but only if the Company has promptly responded to any assertion by the Holder that the Note has converted into Common Stock pursuant to Section 3;

(ii)           the Company’s failure to pay to the Holder any amount of Principal, Interest when and as due under this Note or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated hereby and thereby, including, but not limited to, any Transaction Document (as defined in the Securities Purchase Agreement), except, in the case of a failure to pay Principal or Interest when and as due, in which case only if such failure remains uncured for a period of at least five (5) Business Days;

(iii)           the occurrence of any default under, redemption of or acceleration prior to maturity of any Indebtedness (as defined in the Securities Purchase Agreement) of the Company, other than with respect to any Other Notes;

(iv)           bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors shall be instituted by or against the Company and, if instituted against the Company by a third party, shall not be dismissed within sixty (60) days of their initiation;

(v)           the commencement by the Company of a voluntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or the consent by it to the entry of a decree, order, judgment or other similar document in respect of the Company in an involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal, state or foreign law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the execution of a composition of debts, or the occurrence of any other similar federal, state or foreign proceeding, or the admission by it in writing of its inability to pay its debts generally as they become due, the taking of corporate action by the Company in furtherance of any such action;

(vi)           the entry by a court of (i) a decree, order, judgment or other similar document in respect of the Company of a voluntary or involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law; or (ii) a decree, order, judgment or other similar document adjudging the Company as bankrupt or insolvent, or approving as properly filed a petition seeking liquidation, reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable federal, state or foreign law; or (iii) a decree, order, judgment or other similar document appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree, order, judgment or other similar document or any such other decree, order, judgment or other similar document unstayed and in effect for a period of sixty (60) consecutive days;

(vii)           a final judgment or judgments for the payment of money aggregating in excess of $250,000 are rendered against the Company and which judgments are not, within sixty (60) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay;

(viii)                      the Company either (i) fails to pay, when due, or within any applicable grace period, any payment with respect to any Indebtedness in excess of $250,000 due to any third party (other than, with respect to unsecured Indebtedness only, payments contested by the Company in good faith by proper proceedings and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP) or is otherwise in breach or violation of any agreement for monies owed or owing in an amount in excess of $250,000, which breach or violation permits the other party thereto to declare a default or otherwise accelerate amounts due thereunder, or (ii) suffer to exist any other circumstance or event that would, with or without the passage of time or the giving of notice, result in a default or event of default under any agreement binding the Company, which default or event of default would or would be reasonably expected to have a material adverse effect on the business, assets, operations (including results thereof), liabilities, properties, or condition (including financial condition) of the Company, individually or in the aggregate (a “Material Adverse Effect”);

(ix)           other than as specifically set forth in another clause of this Section 4(a), the Company breaches any representation, warranty, covenant or other term or condition of any Transaction Document as defined in the Securities Purchase Agreement under which this Note is issued, except, in the case of a breach of a covenant or other term or condition that is curable, only if such breach remains uncured for a period of three (3) Business Days;

(x)           the occurrence a Material Adverse Effect for a period of more than five (5) Business Days;

(xi)           the validity or enforceability of any provision of any Transaction Document (as defined in the Securities Purchase Agreement) shall be contested by the Company, or a proceeding shall be commenced by the Company seeking to establish the invalidity or unenforceability thereof;

(xii)           the Security Documents shall for any reason fail or cease to create a separate valid and perfected and, except (A) to the extent permitted by the terms hereof or thereof, first priority Lien on the Collateral (as defined in the Security Agreement) in favor of each of the Secured Parties (as defined in the Security Agreement) or (B) as a result of the act or omission of Holder or the holder of any Other Note and not materially related to the failure of the Company to satisfy or tender to satisfy its obligations under the Security Documents, and such breach remains uncured for a period of three (3) Business Days after notice from Holder or the holder of any Other Note of such failure or ceasing;

(xiii)                      any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of the Company, if any such event or circumstance could have a Material Adverse Effect; or

(xiv)                      any Event of Default (as defined in the Other Notes) occurs with respect to any Other Notes.

(b)           Notice of an Event of Default. Upon the occurrence of an Event of Default with respect to this Note or any Other Note, the Company shall within two (2) Business Days deliver written notice thereof via facsimile and overnight courier (with next day delivery specified) (an “Event of Default Notice”) to the Holder. At any time after the earlier of the Holder’s receipt of an Event of Default Notice and the Holder becoming aware of an Event of Default, the Holder may, by notice to the Company (a “Holder Default Notice”), declare this Note to be forthwith due and payable, whereupon the Principal and all accrued and unpaid Interest thereon, plus all reasonable costs of enforcement and collection (including court costs and reasonable attorney’s fees), shall immediately become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company. This Note is intended to be entitled, if the Company’s assets are insufficient to permit payment in full in cash of this Note and all the Other Notes, to proportional payment along with each of the Other Notes to the extent payment is demanded by the Holder of this Note and the holders of any of the Other Notes in accordance with the Security Documents. In the event that the Company reasonably believes that it does not have the immediate liquidity to repay in full in cash this Note and all the Other Notes, the Company may, for a period of up to fifteen (15) Business Days, delay in payment of this Note after acceleration in connection with a Holder Default Notice to attempt to facilitate proper allocation of payments among the Holder of this Note and the holders of the Other Notes in accordance with the Security Documents and an opportunity for the holders of the Other Notes to become aware of the Holder Default Notice and promptly to exercise their rights under the Other Notes and the Security Documents. Nothing in this Section 4(b) will prevent the Holder from pursuing enforcement of its rights under the Security Documents.

5.           ADJUSTMENT OF CONVERSION PRICE.

(a)           Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. If the Company subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased. Any adjustment pursuant to this Section 5(a) shall become effective immediately after the effective date of such subdivision or combination.

(b)           Other Events. In the event that the Company shall take any action to which the provisions of Section 5(a) are not strictly applicable, or, if applicable, would not operate to protect the Holder from dilution or if any event occurs of the type contemplated by the provisions of this Section 5 but not expressly provided for by such provisions, then the Company’s Board of Directors shall in good faith determine and implement an appropriate adjustment in the Conversion Price so as to protect the rights of the Holder, provided that no such adjustment pursuant to this Section 5(b) will increase the Conversion Price as otherwise determined pursuant to this Section 5, provided further that if the Holder does not accept such adjustments as appropriately protecting its interests hereunder against such dilution, then the Company’s Board of Directors and the Holder shall agree, in good faith, upon an independent investment bank of nationally recognized standing to make such appropriate adjustments, whose determination shall be final and binding and whose fees and expenses shall be borne by the Company.

6.           NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation or Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note. Without limiting the generality of the foregoing, so long as any of the Notes remain outstanding, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon conversion of this Note above the Conversion Price then in effect and (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock upon the conversion of this Note, including without limitation complying with Section 7(b) hereof.

7.           RESERVATION OF AUTHORIZED SHARES.

(a)           Reservation. The Company shall at all times reserve and keep available out of its authorized but unissued shares Common Stock, solely for the purpose of effecting the conversion of the Note, no less than 100% of the maximum number of shares issuable on conversion of the Note (the “Required Reserve Amount”).

(b)           Insufficient Authorized Shares. If, notwithstanding Section 7(a), and not in limitation thereof, at any time while any of the Notes remain outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve a number of shares of Common Stock equal to the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall immediately take all action within its power necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Notes then outstanding, including without limitation using its best efforts to secure necessary Board of Directors and stockholder approvals, as further described below, to appropriately amend the Company’s Certificate of Incorporation to provide for such increase. Without limiting the generality of the foregoing sentence, if not earlier approved by written consent of the stockholders, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than seventy (70) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock; in connection with any such meeting, the Company shall provide each stockholders with a proxy statement and shall use its best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its Board of Directors to recommend to the stockholders that they approve such proposal.

8.           COVENANTS. Until all of the Notes have been converted or otherwise satisfied in accordance with their terms:

(a)           Rank. This Note shall rank senior to all other indebtedness of the Company, provided that all payments due under this Note shall rank pari passu with all Other Notes. The Company agrees that it will not, without the consent of the Required Note Holders: (i) grant a consensual lien on any of the Collateral in connection with any other indebtedness for borrowed money incurred by the Company; (ii) incur any indebtedness for borrowed money which is senior in right of repayment to the Notes, or (iii) give any guarantees for borrowed money of the Company or of any subsidiary of the Company or in respect of any lease or other obligation of the Company or of a subsidiary that would be senior in right of payment of the Notes.

(b)           Announcement of Qualified Financing. After such time as the Company determines that it will consummate a Qualified Financing, it shall send a notice to the Holder (the “Financing Notice”) of the proposed consummation date of the Qualified Financing (the expected date of such consummation is the “Announced Financing Date”), but such Financing Notice shall be dispatched in any event no later than three (3) calendar days prior to such Announced Financing Date. To the extent that the Announced Financing Date is subsequently advanced or delayed, the Company shall send an amended Financing Notice of the revised proposed consummation date of the Qualified Financing to the Holder; provided, however, the Company may not advance the Announced Financing Date to a date less than five (5) Business Days after the date of the latest amending Financing Notice. If any Announced Financing Date is delayed, the amending Financing Notice will be deemed the establishment of a new Announced Financing Date and any Conversion Notice given based on a previously Announced Financing Date will be deemed cancelled unless the Holder affirms in writing the Conversion Notice as given.

9.           SECURITY. This Note and the Other Notes are secured to the extent and in the manner set forth in the Transaction Documents (including, without limitation, the Security Agreement and the other Security Documents).

10.           AMENDING THE TERMS OF THIS NOTE. Provisions of this Note may be amended, modified, or a provision or requirement hereof waived only (a) with the written consent of the Company and the Holder or, (b) if this Note and each Other Note then outstanding is similarly amended, modified or waived, with the written consent of the Company and the Required Note Holders. If this Note (along with the Other Notes then outstanding) is amended pursuant to clause (b) of this Section 10, such amendment shall be binding on the Holder and each holder of each Other Note whether or not the Holder or such holder of such Other Note consents thereto.

11.           TRANSFER. This Note and any shares of Common Stock issued upon conversion of this Note may be offered, sold, assigned or transferred by the Holder without the consent of the Company, subject only to the requirements of the Federal and state securities laws and any other restrictions that may be mutually agreed by the Company and the Holder hereof.

12.           REISSUANCE OF THIS NOTE.

(a)           Transfer. If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 12(d)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less than the entire outstanding Principal is being transferred, a new Note (in accordance with Section 12(d)) to the Holder representing the outstanding Principal not being transferred.

(b)           Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note (as to which a written certification and the indemnification contemplated below (each a “Lost Note Affidavit”) shall suffice as such evidence), and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary for, and reasonably acceptable to the Company and, if the Note is converted in connection with a Qualified Financing, the Company’s managing underwriter, and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 12(d)) representing the outstanding Principal.

(c)           Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 12(d) and in principal amounts of at least $1,000) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d)           Issuance of New Notes. Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 12(a) or Section 12(c), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued and unpaid Interest on the Principal of this Note, from the Issuance Date.

13.           REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue incidental or consequential damages for any failure by the Company to comply with the terms of this Note. The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein or in the other Transaction Documents, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any such breach or any such threatened breach, without the necessity of showing economic loss and without any bond or other security being required. The Company shall provide all information and documentation to the Holder that is reasonably requested by the Holder to enable the Holder to confirm the Company’s compliance with the terms and conditions of this Note (including, without limitation, compliance with Section 5).

14.           PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS. If (a) this Note is placed in the hands of an attorney for collection or enforcement of the debt evidenced hereby or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the reasonable out-of-pocket costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, without limitation, reasonable attorneys’ fees and disbursements.

15.           CONSTRUCTION; HEADINGS. This Note shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any Person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note. Terms used in this Note but defined in the other Transaction Documents shall have the meanings ascribed to such terms in such other Transaction Documents.

16.           FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

17.           DISPUTE RESOLUTION. If at any time before conversion of this Note, the Holder and the Company are unable to agree as to the arithmetic calculation of the Conversion Price the Holder and the Company will confer in good faith to resolve such disagreement and the Company shall promptly issue upon conversion of this Note at the number of shares of Common Stock that are uncontested. Thereafter, the Company and Holder will confer in good faith to attempt to reach agreement regarding the Conversion Price with the Required Note Holders; if the Required Note Holders and the Company agree in writing upon a Conversion Price, that agreement will be binding on Holder and all holders of the Other Notes.

18.           NOTICES; PAYMENTS.

(a)           Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 13.1 of the Securities Purchase Agreement. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefore. Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) promptly, but in any event within ten (10) calendar days, upon any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least fifteen (15) days prior to the date on which the Company closes its books or takes a record with respect to any dividend or distribution upon the Common Stock.

(b)           Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, unless otherwise expressly set forth herein, such payment shall be made in lawful money of the United States of America by a check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing (which address, in the case of each of the Buyers (as defined in the Securities Purchase Agreement), which shall initially the address set forth on the Schedule of Buyers attached to the Securities Purchase Agreement), provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder’s wire transfer instructions. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day.

19.           CANCELLATION. After all Principal, accrued Interest and other amounts at any time owed on this Note have been paid in full or converted, as the case may be, this Note shall automatically be deemed canceled and shall not be reissued.

20.           WAIVER OF NOTICE. To the extent permitted by law, the Company hereby irrevocably waives demand, notice, presentment, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.

21.           GOVERNING LAW. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

22.           CERTAIN DEFINITIONS. For purposes of this Note, the following terms shall have the following meanings:

(a)           “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(b)            “Closing Date” shall have the meaning set forth in the Securities Purchase Agreement, which date is the date the Company initially issued Notes pursuant to the terms of the Securities Purchase Agreement.

(c)           “Common Stock” means (i) the Company’s shares of common stock, $0.0001 par value per share, and (ii) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

(d)           “Calculated Conversion Price” shall mean the lesser of: (a) the lowest per share price at which Common Stock of the Company is sold in a Qualified Financing, as applicable, less a discount of twenty percent (20%), and (b) $2.016.

(e)           “Conversion Price Floor” shall mean $1.40.

(f)            “Conversion Price” shall mean the greater of Calculated Conversion Price or Conversion Price Floor.

(g)           “Conversion Amount” means the outstanding and unpaid Principal.

(h)            “GAAP” means United States generally accepted accounting principles, consistently applied.

(i)           “Interest Rate” means simple interest at ten percent (10%) per annum, as may be adjusted from time to time in accordance with Section 2.

(j)           “Maturity Date” shall mean December 31, 2018.

(k)            “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

(l)           “Qualified Financing” means the next sale (or series of related sales) by the Company of Common Stock following the date of this Note resulting in aggregate gross cash proceeds to the Company of at least $7,000,000 (before commissions or other expenses and excluding the value of the Notes that convert at the time of the Qualified Financing)

(m)            “SEC” means the United States Securities and Exchange Commission or the successor thereto.

(n)           “Securities Purchase Agreement” means that certain securities purchase agreement, dated as of the Closing Date, by and among the Company and the initial holders of the Notes pursuant to which the Company issued the Notes, as may be amended from time to time.

(o)           “Security Agreement” means that certain security agreement, dated as of the Closing Date, by and among the Company and the initial holders of the Notes, as may be amended from time to time.

(p)           “Security Documents” has the meaning given to it in the Security Agreement.

23.           MAXIMUM PAYMENTS. Nothing contained in this Note shall, or shall be deemed to, establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges under this Note exceeds the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Company to the Holder and thus refunded to the Company.

24.           SURRENDER OR ACKNOWLEDGEMENT AND CERTIFICATION: Upon payment in full or conversion of this Note, Holder shall surrender the original physical copy of this Note for cancellation; alternatively, if the Holder promptly requests in connection with such payment or conversion, the Holder may deliver to the Company a signed acknowledgement of payment in full and a certification that the Holder has cancelled or destroyed the Note in a form reasonably acceptable to the Company.

[signature page follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.

ENDRA LIFE SCIENCES INC.
By:
Francois Michelon
President and CEO

EXHIBIT I

ENDRA LIVE SCIENCES INC.

CONVERSION NOTICE

Reference is made to the Senior Secured Convertible Note (the “Note”) issued to the undersigned by Endra Life Sciences Inc. (the “Company”). In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Conversion Amount (as defined in the Note) of the Note indicated below into shares of common stock, $0.0001 par value per share (the “Common Stock”), of the Company, as of the date specified below.

Date of Conversion:
Aggregate Conversion Amount to be converted:
Conversion Price:
Number of shares of Common Stock to be issued:
Please issue the Common Stock into which the Note is being converted in the following name and to the following address:
Issue to:

Facsimile Number:
Holder:
By:
Title:
Dated:

EXHIBIT II

ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby directs _________________ to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated _____________, 20__ from the Company and acknowledged and agreed to by ________________________.

ENDRA LIFE SCIENCES, INC.
By:
Name:
Title: